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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Community Valley Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 [CVB LOGO]

                                    , 2008

Dear Shareholders:

        Community Valley Bancorp is seeking the approval of its shareholders of an amendment to its Articles of Incorporation to authorize the issuance of preferred stock. Information regarding the amendment is included in the enclosed written consent solicitation statement. Community Valley Bancorp is seeking your approval for this matter so that it will be eligible to participate in the U. S. Treasury program ("UST program") that would allow Community Valley Bancorp to increase its capital by issuing preferred stock to the U. S. Treasury. The board of directors of Community Valley Bancorp also believes the proposal to authorize the issuance of preferred shares will provide it with increased flexibility in its ability to raise capital, even if the board of directors decides not to participate in the UST program.

        Shareholder approval is being sought by written consent rather than holding a special meeting of shareholders. Please read the accompanying materials, and sign and return the enclosed "written consent" form. The board of directors of Community Valley Bancorp believes that adoption of the amendment to the Articles of Incorporation is in Community Valley Bancorp's best interests and recommends shareholders consent to the approval of the amendment.

        The enclosed written consent solicitation statement contains detailed information regarding the proposed amendment, so please read it carefully. If you have any questions, or need additional information, please call Gayle J Lee, SVP/Controller at (530) 877-2506 ext. 3161. The consents of a majority of the outstanding shares of common stock of Community Valley Bancorp are required to approve the amendment, so we urge you to return the written consent form. Any shareholder who signs and returns the enclosed written consent form, without indicating "Consents To," "Does Not Consent To" or "Abstain" on the form, will be deemed to have consented to approval of the amendment.

        Please promptly complete, date and sign the enclosed "written consent" form and return it in the envelope provided on or before                        to ensure your position on this proposal is counted.

        Thank you for your attention to this matter and prompt action in returning your written consent form.

                      Sincerely,

 COMMUNITY VALLEY BANCORP
WRITTEN CONSENT SOLICITATION STATEMENT
AMENDMENT OF ARTICLES OF INCORPORATION

Introduction

        This written consent solicitation statement is furnished in connection with the solicitation of written consents to the adoption of an amendment to the Articles of Incorporation for Community Valley Bancorp. The proposed amendment would increase the authorized capital of Community Valley Bancorp by creating an additional class of 10,000,000 shares of authorized serial preferred stock, as discussed further in this written consent solicitation statement.

        It is anticipated that this written consent solicitation statement and form of written consent will be mailed to shareholders eligible to receive it on or about                        , 2008 to holders of record of Community Valley Bancorp's common stock on December 3, 2008, the "record date." Written consents from shareholders representing a majority of the outstanding shares of Community Valley Bancorp common stock on the record date are required for approval of the amendment.

Action by Written Consent

        The proposal is submitted to the shareholders of Community Valley Bancorp for approval by written consent as provided in the Company's Bylaws. The Bylaws provide that any action which may be taken by shareholders at a meeting may also be taken without a meeting if consent to the action is signed by the holders of shares representing the minimum number of votes which would be necessary to authorize the action at a meeting at which all shares are present and voting. Community Valley Bancorp has decided to submit this proposal for action by written consent for the purposes of cost effectiveness and expediency. A "written consent" form is enclosed for shareholders to indicate their approval on the proposal. If your shares are held in "street name," you will receive instructions from your broker or other nominee explaining how you may consent to the proposal.

        This written consent solicitation will be conducted during the period commencing with the date of this statement and ending no later than 5:00 p.m., Pacific Time on                         , 2008. The proposal will not be deemed to have been approved or rejected by the shareholders of Community Valley Bancorp until the close of business on                        , 2008, or such earlier time as written consents consenting to the amendment and representing the requisite majority of the outstanding shares of the Company's common stock have been received by Community Valley Bancorp.

        No shareholder meeting is planned in connection with this proposal. If you approve of the amendment to the Articles of Incorporation, you should check the box marked "CONSENT TO," execute the enclosed written consent form and return it to Community Valley Bancorp in the envelope provided. If you are opposed to the amendment, indicate your opposition by checking the box marked "DOES NOT CONSENT TO," execute and return the form.

Revocability of Written Consents

        Any shareholder who executes and delivers a written consent has the right to revoke it at any time by filing with the Secretary of Community Valley Bancorp an instrument revoking it at any time before consents representing the requisite majority of the outstanding shares of the Company's common stock and consenting to the amendment are received by the Secretary, but may not do so thereafter and in no event after the termination of the solicitation of written consents, which is                        , 2008. If no instruction is specified with regard to the approval of the amendment on the written consent form that is signed and returned to Community Valley Bancorp, the shares represented by that form will be deemed to "Consent To" the approval of the amendment.

Persons Making the Solicitation

        This solicitation of written consents is being made by the Company's Board of Directors. The expense of preparing, assembling, printing and mailing this written consent solicitation statement and the materials used in the solicitation of written consents will be borne by the Company. It is contemplated that written consents will be solicited principally through the use of the mail, but directors, officers and employees of the Company may solicit written consents personally or by telephone, without receiving special compensation therefor.

Voting Securities

        There were issued and outstanding                  shares of the Company's common stock on December 3, 2008, which has been fixed as the record date for the purpose of determining shareholders entitled to receive this written consent solicitation. On any matter submitted to the vote of the shareholders, each holder of the Company's common stock will be entitled to one vote for each share of common stock he or she held of record on the books of the Company as of the record date.

Shareholdings of Certain
Beneficial Owners and Management

        Management of Community Valley Bancorp knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of the common stock of Community Valley Bancorp, except as set forth in the table below. The following table sets forth, as of October 31, 2008, the number and percentage of shares of the outstanding common stock of Community Valley Bancorp beneficially owned, directly or indirectly, by each of the directors, named executive officers and principal shareholders of Community Valley Bancorp and by the directors and executive officers of Community Valley Bancorp as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of October 31, 2008. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Community Valley Bancorp.

Amount and Nature of Beneficial Owner	Beneficial Ownership		Percent of Class(1)
Directors and Named Officers:
M. Robert Ching, M.D.	123,082	(2)	1.8%
John F. Coger	123,367	(3)	1.9%
Eugene B. Even	76,340		1.1%
John D. Lanam	148,362	(4)	2.2%
Donald W. Leforce	195,188	(5)	2.9%
Charles J. Mathews	9,062	(6)	*
Ellis L. Matthews	67,778		1.1%
Luther W. McLaughlin	14,504	(7)	*
Robert L. Morgan, M.D.	227,067	(8)	3.4%
James S. Rickards	194,390	(9)	2.9%
Keith C. Robbins	138,017	(10)	2.1%
Gary B. Strauss, M.D.	267,434	(11)	4.0%
Hubert I. Townshend	196,069	(12)	2.9%
Principal Shareholder:
Community Valley Bancorp ESOP	444,613	(13)	6.5%
Schmelke Family Trust	400,354	(14)	5.8%
All Directors and Officers as a Group (13 in all)	1,780,661	(15)	26.0%

*
Less than one percent.

(1)
Includes shares subject to options held by each director and the directors and officers as a group that are exercisable within 60 days of October 31, 2008. These are treated as issued and outstanding for the purpose of computing the percentage of each director and the directors and officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)
Dr. Ching has shared voting and investment powers as to 51,726 of these shares and has 26,666 shares acquirable by exercise of stock options.

(3)
Mr. Coger has shared voting and investment powers as to 105,612 of these shares and has 216 shares acquirable by exercise of stock options.

(4)
Mr. Lanam has shared voting and investment powers as to 119,771 shares and has 12,166 shares acquirable by exercise of stock options.

(5)
Mr. Leforce has shared voting and investment powers as to 171,928 shares and has 16,666 shares acquirable by exercise of stock options.

(6)
Mr. C. Mathews has shared voting and investment powers as to 3,730 shares and has 5,332 shares acquirable by exercise of stock options.

(7)
Mr. McLaughlin has shared voting and investment powers as to 12,100 of these shares and has 2,404 shares acquirable by exercise of stock options.

(8)
Dr. Morgan has shared voting and investment powers as to 227,067 shares.

(9)
Mr. Rickards has shared voting and investment powers as to 145,106 shares and has 14,356 shares acquirable by exercise of stock options.

(10)
Mr. Robbins has shared voting and investment powers as to 55,258 shares and has 26,616 shares acquirable by exercise of stock options.

(11)
Dr. Strauss has shared voting and investment powers as to 183,854 shares and has 25,606 shares acquirable by exercise of stock options.

(12)
Mr. Townshend has shared voting and investment powers as to 173,589 shares.

(13)
Community Valley Bancorp ESOP's address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(14)
The Schmelke Family Trust's address is c/o Community Valley Bancorp, 1360 East Lassen Avenue, Chico, California 95973.

(15)
Includes 128,428 shares acquirable by exercise of stock options.

Amendment of Articles of Incorporation

General

        On November 18, 2008, the Company's board of directors approved an amendment of Article Three of the Company's Articles of Incorporation to add an additional class of shares, specifically, 10,000,000 shares of serial preferred stock to the Company's authorized stock. The Articles of Incorporation currently provide that the Company is authorized to issue only one class of shares, comprised of 20,000,000 shares of common stock. If approved, the proposed amendment will provide that the Company is authorized to issue two classes of stock, of which 20,000,000 shares would be designated "common stock" and 10,000,000 shares would be designated "serial preferred stock." As to the proposed serial preferred stock, upon approval of the proposed amendment of the Company's Articles of Incorporation, the board of directors of the Company will have the authority to establish rights, preferences, privileges, and restrictions as to the issuance of any future series of serial preferred stock.

Background and Purpose of the Proposed Articles of Incorporation Amendment

        Currently, the United States Department of Treasury ("Treasury") is offering a program to eligible institutions, of which Community Valley Bancorp is one, to raise capital by the issuance to the Treasury of shares of preferred stock. The shares of preferred stock must be issued with the rights, privileges, preferences and restrictions established by the Treasury. Along with the issuance of preferred stock, the Company would also be required to issue warrants to purchase additional shares of common stock to the Treasury. The number of warrants to be issued to the Treasury for participation in the program equals the aggregate market price of 15% of the total preferred share amount on the date of the issuance of the preferred shares divided by the market price (calculated using a 20 day trailing average) of the Company's common stock as of the date of issuance of the preferred stock. The warrant exercise price is equal to the market price (calculated using a 20 day trailing average) of the Company's common stock as of the date of issuance of the preferred stock. Once issued to the Treasury, the warrants are exercisable at any time for a period of 10 years from the date of the issuance of the preferred stock to the Treasury. If the Company decides to participate in the program, it must have shares of common stock available for issuance under these warrants. Currently, the Articles of Incorporation do not provide for the issuance of preferred stock, so unless the amendment is approved, the Company will not be able to participate in the Treasury's capital purchase program. In addition, if the amendment is approved, the Company in its discretion may also issue preferred stock to investors other than the Treasury.

        Given the current economic situation, the Company is evaluating alternatives for strengthening its capital position and believes it is desirable to maximize its flexibility with respect to its ability to augment capital in the near future. Such methods for raising capital could include, but are not limited to, issuance of additional shares of common stock for cash consideration, issuance of debt, and participation in the Treasury's capital purchase program. At the Company's board meeting on October 24, 2008, the Board decided to commence the application process for participating in the Treasury's capital purchase program. While no determination from the Treasury has been received by the Company regarding acceptance for participation, if the Company is accepted and decides to participate it the program, it must be able to issue shares of preferred stock. The Company expects to issue preferred stock equal to approximately 2% of its total risk weighted assets or approximately $10.8 million to the Treasury under the capital purchase program. The Company intends to downstream the proceeds from the proposed issuance of preferred shares to the Treasury to the Company's wholly-owned subsidiary, Butte Community Bank. Butte Community Bank will in turn use the proceeds to make new loans to borrowers in its service area.

        If the proposed amendment to authorize preferred shares is approved by shareholders, the preferred shares to be issued to the Treasury under the Treasury's capital purchase program will have right, preferences, privileges and restrictions as set forth in the Certificate of Determination included as Exhibit A to this written consent statement. In summary, the rights, preferences, privileges and restriction of the preferred shares proposed to be issued to the Treasury shall be

•
Nonvoting, except if six or more dividends have been missed, in which case the Treasury may elect two directors to the Company's board of directors until such time full dividends have been restored for four consecutive dividend periods.

•
Voting rights as a separate class of stock on (i) any amendment to the articles of incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to such preferred shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company (ii) any amendment or repeal of any provision of the Certificate of Determination or the articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of such preferred shares; or (iii) any consummation of a binding share exchange or reclassification involving such preferred shares, or of a merger or consolidation of the Company with another corporation or other entity, except where such preferred shares remain outstanding or are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and have substantially the same rights, preferences, privileges and voting powers, and limitations and restrictions of such preferred shares immediately prior to such transaction;

•
Cumulative dividends at the rate of 5% per annum for the first five years and thereafter at 9% per annum.

•
Perpetual life senior preferred stock that is on the same level as the most senior preferred stock issued or to be issued by the Company.

•
Nonredeemable for a period of three years from the date of issuance, except with the proceeds from a qualified offering of common stock or qualifying perpetual preferred stock by the Company. After three years, the preferred stock is redeemable at 100% of the issue price and subject to the approval of the Federal Reserve Bank.

•
No dividends may be paid on other preferred stock or common stock of the Company unless dividends have been paid on the preferred stock issued to the Treasury.

•
No repurchase of common stock or junior preferred stock during the first three years after date of issuance of the preferred stock to the Treasury, except with the prior permission of the Treasury or certain other exceptions apply.

•
The preferred shares proposed to be issued to the Treasury are not subject to any contractual restrictions on transferability and require the Company to file a shelf registration statement covering the preferred shares, to the extent eligible.

•
The preferred shares proposed to be issued to the Treasury shall have no pre-emptive rights, are not subject to a mandatory sinking fund and have a stated liquidation value of $1,000 per share.

•
In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Treasury or successor holders of such preferred stock shall be entitled to receive for each share of such preferred shares out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of common stock and any other stock of the Company ranking junior to such preferred shares as to such distribution, payment in full in an amount equal to the sum of (i) the liquidation amount per share and (ii) the amount of any accrued and unpaid dividends on such preferred stock, whether or not declared, to the date of payment.

        If the proposed amendment is passed, management of the Company will have the authority, among other things, to establish serial preferred stock in one or more series in addition to the series to be issued to the Treasury and to fix the dividend rights, redemption price(s), conversion price(s), liquidation preferences and the number of shares constituting any additional series or the designation of such additional series. Holders of the serial preferred stock would not be held individually responsible, by virtue of being a holder, for any debts, contracts or engagements of the Company.

        The Treasury is not obligated to accept our application and there are no assurances that we will issue any shares of preferred stock to the Treasury, in which case there will be no increase in the Company's capital. We do not anticipate any material effect on our liquidity, capital resources or results of operations in the event our application is denied.

Effects of Participation in Capital Purchase Program

        In the event the Company is selected to participate and we decide to participate in the Capital Purchase Program, existing shareholders interests will be diluted as the Company will be required to issue warrants to purchase shares of the Company's common stock. We estimate that we may issue between 5,430 and 16,290 shares of preferred stock, for an aggregate purchase price of between $5.4 million and $16.3 million pursuant to the Capital Purchase Program based on our risk-weighted assets as of September 30, 2008. The following information regarding the number of shares to be issued under the warrants is based on the December 3, 2008 closing market price of the Company's common stock of $7.10 per share. If we issue the minimum amount of preferred stock, or $5.4 million, we will also issue warrants to acquire 114,789 shares of common stock, which represents 1.7% of the Company's outstanding shares. If we issue the maximum amount of preferred stock, or $16.3 million, we will also issue warrants to acquire 344,155 shares of common stock, which represents 5.1% of the Company's outstanding shares. We anticipate issuing $10.8 million of preferred stock and issuing warrants to acquire 229,437 shares of common stock, which represents 3.4% of the Company's outstanding shares. If the warrants are exercised at any time when the exercise price is less than the book value of the shares received, the exercise would be dilutive to the book value of the then-existing common stockholders. The amount of the dilution would depend on the number of shares of common stock issued on exercise of the warrants and the amount of the difference between the exercise price and the book value of the shares of common stock.

        In addition, the holders of the common stock will also be affected in the event dividends are not paid on the preferred stock for six or more quarters as the Treasury will have the right to elect two directors to the Company's board of directors, and dividends on the shares of common stock may not be increased without the prior consent of the Treasury until the earlier (i) the third anniversary of the date of the issuance of the preferred stock, and (ii) the date on which the preferred stock has been redeemed in whole or the Treasury has transferred all preferred stock to third parties.

        We do not anticipate that Company's participation in the Capital Purchase Program will have any significant impact as to how the Company is operated except with respect to executive compensation matters. As a condition to participation in the Capital Purchase Program, the Company and its senior executive officers must agree to certain limits on executive compensation. Specifically, the Company must:

  •
  Ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

  •
  Implement a required "clawback" of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

  •
  Not make any "golden parachute payments" (as defined in the Internal Revenue Code) to any such executive; and

  •
  Agree not to deduct for tax purposes any executive compensation in excess of $500,000 of each such executive.

        As an additional condition to closing of the issuance of preferred stock, the Company and its senior executive officers covered by the Economic Emergency Stabilization Act of 2008 (EESA) must grant to the Treasury a waiver releasing the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Treasury on or prior to the date of issue to carry out the provisions of such subsection. We expect that each executive officer will agree in writing to be bound by the applicable Capital Purchase Program restrictions on compensation during any period that he or she is a senior executive officer and Treasury holds an equity or debt position acquired through the Capital Purchase Program. We intend to modify as necessary any plans and/or contracts to comply with limits on executive compensation established by Section 111 of EESA.

Proposed Amendment to Articles of Incorporation

        If the proposed amendment is approved by the shareholders, Article Three will read in the entirety as follows:

          "THREE: AUTHORIZED STOCK

          The corporation is authorized to issue two classes of shares of stock: one class of shares to be called "Common Stock," the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which the corporation shall have authority to issue is Thirty Million (30,000,000) of which Twenty Million (20,000,000) shall be Common Stock and Ten Million (10,000,000) shall be Serial Preferred Stock.

          The designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, of each class of stock of the Corporation shall be as follows:

    (a)
    Serial Preferred Stock

          The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    (b)
    Common Stock

    (1)
    After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after the corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, such dividends as may be declared from time to time by the Board of Directors.

    (2)
    After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation.

    (3)
    Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock."

        The approval of the proposed amendment of the Articles of Incorporation by shareholders requires the consents of the holders of a majority of the outstanding shares of the Company's common stock.

Possible Adverse Effects of the Articles of Incorporation Amendment

        The issuance of preferred stock may have adverse effects upon the holders of common stock. It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of the shareholders of our Company until our board of directors determines the rights of the holders of a series or class of preferred stock. Such effects might include:

•
restrictions on the payment of dividends to holders of common stock;

•
dilution of voting power of common stock;

•
impairment of the liquidation rights of the common stock;

•
delaying or preventing a change in control of our Company; and

•
the right of the Treasury to appoint two directors if we issue preferred shares to the Treasury.

Potential Anti-Takeover Effects of the Articles of Incorporation Amendment

        If the proposed amendment to the articles of incorporation is approved by our shareholders and filed with the California Secretary of State, the preferred stock that would be authorized may be issued from time to time as our board of directors may determine, without prior notice to or further action of our shareholders. The issuance of any or all of these shares of preferred stock from time to time could cause dilution to the voting rights and earnings per share of our outstanding shares of common stock. However, we believe that approval of this proposal is in the best interests of our Company and our shareholders because the increase would make shares of preferred stock available for issuance in acquisitions or financings that could be used to enhance our business and results of operations.

        Although we have no definitive plans to utilize preferred stock to entrench present management, we may, in the future, be able to use the available shares of preferred stock as a defensive tactic against hostile takeover attempts by issuing shares under a shareholder rights plan, in a private placement or in another transaction that causes substantial dilution to a person or group that attempts to acquire control of our Company through a merger or tender offer on terms or in a manner not approved by our board of directors, whether or not our shareholders favorably view the change in control, merger or tender offer. The availability of shares of preferred stock will have no current anti-takeover effect, because no hostile takeover attempts are, to our management's knowledge, currently threatened.

        We generally do not have provisions in our charter documents that operate as anti-takeover defenses except that, under our bylaws, special meetings of shareholders may be called only by our board of directors, by certain of our officers, or by holders of shares entitled to cast not less than 10% of the votes at the meeting. We also have advance notice provisions in our bylaws, as described under the heading "Shareholder Proposals for the Next Annual Meeting of Shareholders" at page 16, which restrict shareholders' rights to present director nominations or shareholder proposals at our shareholders' meetings.

        Our shareholders do not possess preemptive rights that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of our Company. We do not presently have plans to propose the adoption of other anti-takeover measures in future proxy solicitations.

Pro Forma Financial Information

        The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2007 and for the nine-months ended September 30, 2008 shows effects of a $5.4 million issuance (which we refer to as the "Minimum" scenario), a maximum of $16.2 million issuance (which we refer to as the "Maximum" scenario) and the proposed $10.8 million issuance (which we refer to as the "Proposed" scenario) of senior preferred stock issued to the Treasury pursuant to the Capital Purchase Program. The pro forma financial data presented below may change materially under the "Minimum," "Maximum" or "Proposed" scenario based on, among other things, the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the Company's common stock price, and the discount rate used to determine the fair value of the preferred stock. Accordingly, we can provide no assurance that the "Minimum," Maximum" or "Proposed" pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MINIMUM SCENARIO ($5.4 MILLION)
(Dollars in thousands)

	September 30, 2008
Balance Sheet Data	Actual	Adjustments For $5.4 Million Sold to Treasury		Pro Forma $5.4 Million Sold to Treasury
ASSETS
Cash and cash equivalents	$56,686			$56,686
Investment securities	11,810			11,810
Loans held for sale	478			478
Loans, net	497,169	5,400	(1)	502,569
Other assets	34,185			34,185

Total assets	$600,328	5,400		605,728

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$533,369			$533,369
Borrowings	13,224			13,224
Other liabilities	13,063			13,063

Total liabilities	559,656			559,656

Shareholders' Equity
Preferred Stock		5,400	(1)	5,400
Common Stock	10,177			10,177
Retained earnings	31,845			31,845
Unallocated ESOP shares (at cost)	(1,345)			(1,345)
Accumulated other comprehensive (loss)	(5)			(5)

Total Shareholders' Equity	$40,672			46,072

Total liabilities and shareholders' equity	600,328	5,400		605,728

(1)
The proforma financial information reflects the issuance of a minimum $5.4 million of Community Valley Bancorp Preferred Shares. The proceeds reinvested in the loan portfolio at a rate of approximately 6.5%.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MAXIMUM SCENARIO ($16.2 MILLION)
(Dollars in thousands)

	September 30, 2008
Balance Sheet Data	Actual	Adjustments For $16.2 Million Sold to Treasury		Pro Forma $16.2 Million Sold to Treasury
ASSETS
Cash and cash equivalents	$56,686			$56,686
Investment securities	11,810			11,810
Loans held for sale	478			478
Loans, net	497,169	16,200	(1)	513,369
Other assets	34,185			34,185

Total assets	$600,328	16,200		616,528

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$533,369			$533,369
Borrowings	13,224			13,224
Other liabilities	13,063			13,063

Total liabilities	559,656			559,656

Shareholders' Equity
Preferred Stock		16,200	(1)	16,200
Common Stock	10,177			10,177
Retained earnings	31,845			31,845
Unallocated ESOP shares (at cost)	(1,345)			(1,345)
Accumulated other comprehensive (loss)	(5)			(5)

Total Shareholders' Equity	$40,672			56,872

Total liabilities and shareholders' equity	600,328	16,200		616,528

(1)
The proforma financial information reflects the issuance of a maximum $16.2 million of Community Valley Bancorp Preferred Shares. The proceeds reinvested in the loan portfolio at a rate of approximately 6.5%.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
PROPOSED SCENARIO ($10.8 MILLION)
(Dollars in thousands)

	September 30, 2008
Balance Sheet Data	Actual	Adjustments For $10.8 Million Sold to Treasury		Pro Forma $10.8 Million Sold to Treasury
ASSETS
Cash and cash equivalents	$56,686			$56,686
Investment securities	11,810			11,810
Loans held for sale	478			478
Loans, net	497,169	10,800	(1)	507,969
Other assets	34,185			34,185

Total assets	$600,328	10,800		611,128

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$533,369			$533,369
Borrowings	13,224			13,224
Other liabilities	13,063			13,063

Total liabilities	559,656			559,656

Shareholders' Equity
Preferred Stock		10,800	(1)	10,800
Common stock	10,177			10,177
Retained earnings	31,845			31,845
Unallocated ESOP shares (at cost)	(1,345)			(1,345)
Accumulated other comprehensive (loss)	(5)			(5)

Total Shareholders' Equity	$40,672			51,472

Total liabilities and shareholders' equity	600,328	10,800		611,128

(1)
The proforma financial information reflects the issuance of a minimum $10.8 million of Community Valley Bancorp Preferred Shares. The proceeds reinvested in the loan portfolio at a rate of return of approximately 6.5%.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
MINIMUM SCENARIO ($5.4 MILLION)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30, 2008
	Actual	Adjustments For $5.4 Million Sold to Treasury	Pro Forma w/$5.4 Million Sold to Treasury
Income Statement Data:
Total interest income	$28,379	263	$28,642
Total interest expense	7,960		7,960

Net interest income	20,419	263	20,682
Provision for loan losses	1,425		1,425

Net interest income after provision for loan losses	18,994	263	19,257
Total noninterest income	6,708		6,708
Total noninterest expense	20,669		20,669

Income before provision for income taxes	5,033	263	5,296
Provision for income taxes	1,864	101	1,965

Net income	$3,169	162	$3,331

Effective dividend on preferred stock		203	203

Net income available to common shareholders	$3,169	$(41)	$3,128

Selected Financial Ratios:
Earnings per share:
Basic	$0.45	$(0.01)	$0.44

Diluted	$0.44		$0.44

Average shares outstanding	7,101		7,101

Average diluted shares outstanding	7,187		7,187

Return on average equity—annualized	9.21%		9.07%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The funds received from the preferred stock issue are assumed to be invested in the loan portfolio, earning a rate of return of 6.5%. An incremental tax rate of 37.1% (based on the effective tax rate at September 30, 2008) was assumed in the pro forma provision for income taxes.

(3)
The issuance costs expected to be incurred are immaterial; therefore, no effect was given to the pro forma.

(4)
Under this scenario the net interest margin improves to 5.28% from 5.21%.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
MAXIMUM SCENARIO ($16.2 MILLION)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30, 2008
	Actual	Adjustments For $16.2 Million Sold to Treasury	Pro Forma w/$16.2 Million Sold to Treasury
Income Statement Data:
Total interest income	$28,379	790	$29,169
Total interest expense	7,960		7,960

Net interest income	20,419	790	21,209
Provision for loan losses	1,425		1,425

Net interest income after provision
for loan losses	18,994	790	19,784
Total noninterest income	6,708		6,708
Total noninterest expense	20,669		20,669

Income before provision for income taxes	5,033	790	5,823
Provision for income taxes	1,864	296	2,160

Net income	$3,169	494	$3,663

Effective dividend on preferred stock		608	608

Net income available to common shareholders	$3,169	$(114)	$3,055

Selected Financial Ratios:
Earnings per share:
Basic	$0.45	$(0.02)	$0.43

Diluted	$0.44	$(0.01)	$0.43

Average shares outstanding	7,101		7,101

Average diluted shares outstanding	7,187		7,187

Return on average equity—annualized	9.21%		8.86%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period.

(2)
The funds received from the preferred stock issue are assumed to be invested in the loan portfolio, earning a rate of return of 6.5%. An incremental tax rate of 37.1% (based on the effective tax rate at September 30, 2008) was assumed in the pro forma provision for income taxes.

(3)
The issuance costs expected to be incurred are immaterial; therefore, no effect was given to the pro forma.

(4)
Under this scenario the net interest margin improves to 5.41% from 5.21%.

 COMMUNITY VALLEY BANCORP
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
PROPOSED SCENARIO ($10.8 MILLION)
(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30, 2008
	Actual	Adjustments For $10.8 Million Sold to Treasury	Pro Forma w/$10.8 Million Sold to Treasury
Income Statement Data:
Total interest income	$28,379	527	$28,906
Total interest expense	7,960		7,960

Net interest income	20,419	527	20,946
Provision for loan losses	1,425		1,425

Net interest income after provision for loan losses	18,994	527	19,521
Total noninterest income	6,708		6,708
Total noninterest expense	20,669		20,669

Income before provision for income taxes	5,033	527	5,560
Provision for income taxes	1,864	195	2,059

Net income	$3,169	332	$3,501

Effective dividend on preferred stock		405	405

Net income available to common shareholders	$3,169	$(73)	$3,096

Selected Financial Ratios:
Earnings per share:
Basic	$0.45	$(0.01)	$0.44

Diluted	$0.44	$(0.01)	$0.43

Average shares outstanding	7,101		7,101

Average diluted shares outstanding	7,187		7,187

Return on average equity—annualized	9.21%		8.98%

Assumptions:

(1)
The income statement data gives effect to the equity proceeds at the beginning of the period

(2)
The funds received from the preferred stock issue are assumed to be invested in the loan portfolio, earning a rate of return of 6.5%. An incremental tax rate of 37.1% (based on the effective tax rate at September 30, 2008) was assumed in the pro forma provision for income taxes.

(3)
The issuance costs expected to be incurred are immaterial; therefore, no effect was given to the pro forma.

(4)
Under this scenario the net interest margin improves to 5.35% from 5.21%.

Procedure for Amending Articles of Incorporation

        Provided that this proposal is approved, the amendment described herein will become effective upon filing with the California Secretary of State a certificate of amendment of articles of incorporation.

        Management recommends that the shareholders "CONSENT TO" the amendment of the Articles of the Incorporation.

        IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER RETURNS THE WRITTEN CONSENT FORM. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

Shareholder Proposals
For the Next Annual Meeting of Shareholders

        In order to be eligible for inclusion in our proxy materials for our next annual meeting of shareholders, any shareholder proposal for that meeting must be received by our Corporate Secretary at our principal executive office, located at December 27, 2008. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act.

Where You Can Find More Information

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. In accordance with the Exchange Act, Community Valley Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect these reports, proxy statements and other information Community Valley Bancorp has filed with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may also retrieve these materials at the SEC's Internet Web site at http://www.sec.gov.

        The SEC allows the Company to "incorporate by reference" into this document, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document.

        The following financial statements and other portions of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC (the "Form 10-K") and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC (the "Form 10-Q") are incorporated by reference herein:

•
Management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•
Quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q;

•
Annual Report on Form 10-K for the year ended December 31, 2007; and

•
Quarterly Report on Form 10-Q for the quarter ended September 30, 2008

        Accompanying this written consent solicitation statement is the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

 EXHIBIT A

CERTIFICATE OF DETERMINATION
OF FIXED RATE CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES A
OF
COMMUNITY VALLEY BANCORP

        The undersigned, Keith C. Robbins and James S. Rickards do hereby certify:

        1.     They are the President and Chief Executive Officer and Corporate Secretary of Community Valley Bancorp, a corporation organized and existing under the laws of the state of California (the "Corporation").

        2.     Pursuant to the authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation, as amended and pursuant to the provisions of Section 401 of the California Corporations Code, the Board of Directors of the Corporation (the "Board of Directors") adopted the following resolution on November 18, 2008 creating a series of                         shares of Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Preferred Stock, Series A".

        RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1,000 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

        Part 1.    Designation and Number of Shares.    There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be                  .

        Part 2.    Standard Provisions.    The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Determination to the same extent as if such provisions had been set forth in full herein.

        Part 3.    Definitions.    The following terms are used in this Certificate of Determination (including the Standard Provisions in Annex A hereto) as defined below:

          (a)   "Common Stock" means the common stock, no par value per share, of the Corporation.

          (b)   "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

          (c)   "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

          (d)   "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

          (e)   "Minimum Amount" means $[Insert $ amount equal to 25% of the aggregate value of the Designated Preferred Stock issued on the Original Issue Date].

          (f)    "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether

Exhibit A-1

  dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation's Common Stock.

          (g)   "Signing Date" means [Insert date of applicable securities purchase agreement].

        Part 4.    Certain Voting Matters.    Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

Exhibit A-2

 ANNEX A

STANDARD PROVISIONS

        Section 1.    General Matters.    Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Determination. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

        Section 2.    Standard Definitions.    As used herein with respect to Designated Preferred Stock:

          (a)   "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

          (b)   "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

          (c)   "Business Combination" means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation's stockholders.

          (d)   "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

          (e)   "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

          (f)    "Certificate of Determination" means the Certificate of Determination or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

          (g)   "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

          (h)   "Dividend Period" has the meaning set forth in Section 3(a).

          (i)    "Dividend Record Date" has the meaning set forth in Section 3(a).

          (j)    "Liquidation Preference" has the meaning set forth in Section 4(a).

          (k)   "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

          (l)    "Preferred Director" has the meaning set forth in Section 7(b).

          (m)  "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

          (n)   "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of

Annex A-1

  issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

          (o)   "Share Dilution Amount" has the meaning set forth in Section 3(b).

          (p)   "Standard Provisions" mean these Standard Provisions that form a part of the Certificate of Determination relating to the Designated Preferred Stock.

          (q)   "Successor Preferred Stock" has the meaning set forth in Section 5(a).

          (r)   "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Determination, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

        Section 3.    Dividends.

          (a)   Rate.    Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period", provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

          Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

          Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Annex A-2

          Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Determination).

          (b)   Priority of Dividends.    So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholders' rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

          When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the

Annex A-3

  Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

          Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

        Section 4.    Liquidation Rights.

          (a)   Voluntary or Involuntary Liquidation.    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

          (b)   Partial Payment.    If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

          (c)   Residual Distributions.    If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

          (d)   Merger, Consolidation and Sale of Assets Not Liquidation.    For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash,

Annex A-4

  securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

        Section 5.    Redemption.

          (a)   Optional Redemption.    Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

          Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of determinations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

          The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

          (b)   No Sinking Fund.    The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

          (c)   Notice of Redemption.    Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively

Annex A-5

  presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

          (d)   Partial Redemption.    In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

          (e)   Effectiveness of Redemption.    If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

          (f)    Status of Redeemed Shares.    Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

        Section 6.    Conversion.    Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

        Section 7.    Voting Rights.

          (a)   General.    The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

          (b)   Preferred Stock Directors.    Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly

Annex A-6

  Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

          (c)   Class Voting Rights as to Particular Matters.    So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

              (i)  Authorization of Senior Stock.    Any amendment or alteration of the Certificate of Determination for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

             (ii)  Amendment of Designated Preferred Stock.    Any amendment, alteration or repeal of any provision of the Certificate of Determination for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

Annex A-7

            (iii)  Share Exchanges, Reclassifications, Mergers and Consolidations.    Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

          (d)   Changes after Provision for Redemption.    No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

          (e)   Procedures for Voting and Consents.    The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

        Section 8.    Record Holders.    To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

        Section 9.    Notices.    All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Determination, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such

Annex A-8

notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

        Section 10.    No Preemptive Rights.    No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

        Section 11.    Replacement Certificates.    The Corporation shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

        Section 12.    Other Rights.    The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

        3.     The authorized number of shares of Preferred Stock is 10,000,000, of which none has been issued, and the number of shares constituting the Series A Preferred Shares is                        , of which none has been issued.

        IN WITNESS WHEREOF, Community Valley Bancorp has caused this Certificate of Determination to be signed by its President and Chief Executive Officer and Corporate Secretary, this                         day of                        .

By:
Name:	Keith C. Robbins
Title:	President and Chief Executive Officer

By:
Name:	James S. Rickards
Title:	Corporate Secretary

VERIFICATION

        The undersigned, Keith C. Robbins and James S. Rickards, respectively, of Community Valley Bancorp, each declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his knowledge.

Executed at                        California on                        , 2008.

By:
Name:	Keith C. Robbins

By:
Name:	James S. Rickards

Annex A-9

 Community Valley Bancorp
Written Consent of Shareholders
for Approving the
Amendment to the Company's Articles of Incorporation

        The undersigned shareholder(s) of Community Valley Bancorp hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAIN

        The proposal to amend Article THREE of the Bank's Articles of Incorporation to provide for the authorization of 10,000,000 shares of serial preferred stock as described in the Company's accompanying written consent solicitation statement dated                                     , 2008.

        Any shareholder who signs and returns this form of written consent without indicating "Consents To," "Does Not Consent To" or "Abstain" on the proposal will be deemed to have consented to the proposal. This written consent may be revoked at any time by a written instrument filed with the Secretary of Community Valley Bancorp Bank before written consents consenting to the amendment and representing the required majority of the Company's outstanding shares of common stock have been filed with the Secretary of the Company.

        THIS WRITTEN CONSENT IS BEING SOLICITED BY THE DIRECTORS OF COMMUNITY VALLEY BANCORP WHO UNANIMOUSLY RECOMMEND YOU "CONSENT TO" THE PROPOSED AMENDMENT.

Number of Shares	Signature

Signature (if held jointly)

Date

        Please date this written consent and sign exactly as the name(s) appear(s) on your stock certificate and return it using the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE RETURN THIS WRITTEN CONSENT BY                                    , 2008

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COMMUNITY VALLEY BANCORP WRITTEN CONSENT SOLICITATION STATEMENT AMENDMENT OF ARTICLES OF INCORPORATION
Introduction
Voting Securities
Shareholdings of Certain Beneficial Owners and Management
Amendment of Articles of Incorporation
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) MINIMUM SCENARIO ($5.4 MILLION) (Dollars in thousands)
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) MAXIMUM SCENARIO ($16.2 MILLION) (Dollars in thousands)
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) PROPOSED SCENARIO ($10.8 MILLION) (Dollars in thousands)
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) MINIMUM SCENARIO ($5.4 MILLION) (Dollars in thousands, except per share data)
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) MAXIMUM SCENARIO ($16.2 MILLION) (Dollars in thousands, except per share data)
COMMUNITY VALLEY BANCORP PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) PROPOSED SCENARIO ($10.8 MILLION) (Dollars in thousands, except per share data)
Shareholder Proposals For the Next Annual Meeting of Shareholders
Where You Can Find More Information
EXHIBIT A
CERTIFICATE OF DETERMINATION OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A OF COMMUNITY VALLEY BANCORP
ANNEX A
STANDARD PROVISIONS
VERIFICATION
Community Valley Bancorp Written Consent of Shareholders for Approving the Amendment to the Company's Articles of Incorporation